UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement
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MEDLEY CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 5, 2019

Medley Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36638	47-1130638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Park Avenue, 6th Floor East, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 759-0777

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On December 21, 2018, Sierra Income Corporation (“Sierra”), Medley Capital Corporation (“MCC”) and Medley Management Inc. (“MDLY”) each filed with the Securities and Exchange Commission (the “SEC”) a joint proxy statement/prospectus (the “Definitive Proxy Statement”) with respect to (i) the special meeting of Sierra stockholders scheduled to be held on February 8, 2019 to, among other things, vote on a proposal to approve the merger of MCC with and into Sierra, with Sierra as the surviving company in such merger (the “MCC Merger”), pursuant to an Agreement and Plan of Merger, dated as of August 9, 2018, by and between Sierra and MCC (the “MCC Merger Agreement”), and vote on a proposal to approve the merger of MDLY with and into Sierra Management, Inc., a wholly owned subsidiary of Sierra (“Merger Sub”), with Merger Sub as the surviving company in such merger (the “MDLY Merger”, together with the MCC Merger, the “Mergers”), pursuant to an Agreement and Plan of Merger, dated as of August 9, 2018, by and among MDLY, Sierra and Merger Sub (the “MDLY Merger Agreement”); (ii) the special meeting of MCC stockholders scheduled to be held on February 8, 2019 to, among other things, vote on a proposal to approve the MCC Merger pursuant to the MCC Merger Agreement; and (iii) the special meeting of MDLY stockholders scheduled to be held on February 8, 2019 to, among other things, vote on a proposal to approve the MDLY Merger pursuant to the MDLY Merger Agreement.

Sierra, MCC and MDLY wish to make certain supplemental disclosures related to the Mergers. Important information concerning the Mergers is set forth in the Definitive Proxy Statement. The Definitive Proxy Statement is supplemented by, and should be read as part of, and in conjunction with, the information set forth in this Current Report on Form 8-K. Except as specifically supplemented by the information contained herein, all information set forth in the Definitive Proxy Statement remains unchanged. Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings ascribed to those terms in the Definitive Proxy Statement.

SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS

The information provided below was requested by FrontFour Capital Group LLC and FrontFour Master Fund Ltd. (collectively, “FrontFour”) in a letter, dated January 30, 2019, from FrontFour’s counsel to the Board of Directors of MCC.  Sierra, MCC and MDLY do not believe any of the information that was requested in the letter from FrontFour’s counsel is material or required to be disclosed.  However, in the interest of transparency and in an effort to avoid unnecessary and meritless litigation regarding the sufficiency of the disclosure in the Definitive Proxy Statement, MDLY has provided the requested information as set forth herein.

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Page references in the below disclosures are to the Definitive Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. Without admitting in any way that the disclosures below are material or otherwise required by law, Sierra, MCC and MDLY make the following supplemental disclosures:

Additional Information Regarding Indications of Interest Submitted to MDLY

Below are terms of each non-binding indication of interest received by MDLY. The range of indicated stock and cash consideration per share of MDLY Class A Common Stock, to the extent specified, was $5.00 to $9.00 per share. This excludes any additional value attributed to the tax receivable agreement (“TRA”) liability, which certain bidders attribute as much as $145 million incremental value to. For further information on the TRA, please refer to page 31 of MDLY’s most recent 10-K for the fiscal year ended December 31, 2017, filed March 29, 2018, which is available in the investor relations section of the mdly.com website and also on file with the SEC.

The consideration contemplated by the non-binding indications of interest compares to the Class A MDLY merger consideration in the contemplated transaction of $6.80 per share with a mix of 40% stock and 60% cash (dollar equivalent based on the pro forma Combined Company’s net asset value per share of $7.06 as of September 30, 2018). For further information please refer to the Definitive Proxy Statement, which is available in the investor relations section of the mdly.com website and also on file with the SEC.

MDLY ran two separate processes seeking indications of interest regarding potential strategic transactions: one in which preliminary bids were received in July 2017, with final bids due in August 2017; and a second in which preliminary bids were received in late November/early December of 2017, with final bids due in January 2018.

In total, MDLY received eighteen non-binding indications of interest from twelve parties, including indications of interest for MDLY and for its assets. According to the various bidders, these indications of interest included the following metrics: (i) a purchase price per share ranging from $5.00 to $9.00, (ii) a premium over the then-market price of MDLY Class A Common Stock ranging from 25% to 47%, (iii) an equity value ranging from $147 million to $280 million, and (iv) an enterprise value ranging from $250 million to $450 million.

However, the two indications of interest from Bidder 1 and Bidder 2 submitted in July 2017 were preliminary in nature and no final proposals were submitted. Of the ten parties who submitted preliminary indications of interest in November and December of 2017, only one (Bidder X) submitted an indication of interest in the second round of that process. Moreover, as discussed below, negotiations with Bidder X did not result in an actionable transaction, and a number of issues remained unresolved when negotiations terminated. As a result, because each of the proposals submitted were non-binding, included various conditions and carve-outs, involved different forms of consideration (some of which was contingent), and in all but one case did not move to the point where documentation was discussed or deal terms negotiated, we believe it is impracticable and speculative to assign a particular value to any of the proposals described below.

On July 19, 2017, Bidder 1 submitted a preliminary, non-binding indication of interest for the acquisition of MDLY in an all cash transaction.  According to Bidder 1, the indication of interest contemplated a purchase price of $8.74 per share, a premium of approximately 30% over the then-market price of MDLY Class A Common Stock, and an enterprise value of $325 million. The indication of interest did not provide an implied equity value. Bidder 1 did not specify treatment of the Tax Receivable Agreement (“TRA”).

On July 19, 2017, Bidder 2 submitted a preliminary, non-binding indication of interest for an acquisition of the fully-diluted equity of MDLY. According to Bidder 2, the indication of interest contemplated a purchase price of $8.05 - $8.53 per share, a premium of 25% - 32% over the then 20-day volume weighted average price of MDLY Class A Common Stock, and an equity value of $250 million - $265 million. The indication of interest contemplated that the consideration would be paid through a combination of $50 million in cash and $200 million - $215 million in the form of stock in the Combined Company. The indication of interest did not provide an implied enterprise value. The price per share includes satisfaction of MDLY’s liabilities to the unit holders under the TRA.

On July 24, 2017, Bidder 2 submitted a revised, non-binding indication of interest for an acquisition of MDLY in an all-cash transaction. According to Bidder 2, the indication of interest contemplated a purchase price of $8.50 - $9.00 per share, a premium of 30% - 38% over the then 20-day volume weighted average price of MDLY Class A Common Stock, and an equity value of $264 million - 280 million. The indication of interest contemplated that the consideration would be paid through a combination of $50 million in cash and $214 million - $230 million in retained equity in the Combined Company. The indication of interest did not provide an implied enterprise value. The price per share did not include satisfaction of MDLY’s liabilities to the unit holders under the TRA, which would have survived the transaction. Payments in addition to the price per share would have been due to the unit holders under the terms of the TRA.

On November 28, 2017, Bidder 3 submitted a preliminary, non-binding indication of interest for the acquisition of MDLY in an all-cash transaction.  According to Bidder 3, the indication of interest contemplated an enterprise value of $300 million - $320 million and the acquisition of at least 51% of the equity of MDLY. The indication of interest did not provide an implied purchase price per share, premium over the then-market price of MDLY Class A Common Stock, or equity value. The price per share includes satisfaction of MDLY’s liabilities to the unit holders under the TRA.

On November 28, 2017, Party X submitted a preliminary, non-binding indication of interest for an acquisition of MDLY in an all-cash transaction. According to Party X, the indication of interest contemplated a purchase price of $275 million at $8.90 per share and an enterprise value of $344 million. The indication of interest did not provide an implied premium over the then-market price of MDLY Class A Common Stock or equity value. The price per share did not include satisfaction of MDLY’s liabilities to the unit holders under the TRA. Payments in addition to the price per share to the unit holders on account of the TRA was to be negotiated.

On November 28, 2017, Bidder 4 submitted a preliminary, non-binding indication of interest for the acquisition of MDLY in an all-cash transaction.  According to Bidder 4, the indication of indication of interest contemplated a purchase price of $7.35 - $8.40 per share, an equity value of $226 - $259 million, and an enterprise value of $303 million - $335.2 million. The indication of interest did not provide an implied premium over the then-market price of MDLY Class A Common Stock. The price per share did not include satisfaction of MDLY’s liabilities to the unit holders under the TRA. Payments in addition to the price per share to the unit holders on account of the TRA were to be 85% of the tax benefit actually realized by MDLY.

On November 28, 2017, Bidder 5 submitted a preliminary, non-binding indication of interest for an acquisition of MDLY.  The indication of interest contemplated consideration in the form of cash and stock from Bidder 5, with up to 25%-50% of the consideration in cash. According to Bidder 5, the indication of interest contemplated a purchase price of $7.00 - 7.50 per share and an equity value of $205 million - $220 million. The indication of interest did not provide an implied enterprise value or premium over the then-market price of MDLY Class A Common Stock. The price per share did not include satisfaction of MDLY’s liabilities to the unit holders under the TRA. Payments in addition to the price per share to the unit holders on account of the TRA were to be 85% of the tax benefit actually realized by MDLY.

On November 28, 2017, Bidder 6 submitted a preliminary, non-binding indication of interest for an acquisition of MDLY in an all-cash transaction.  According to Bidder 6, the indication of interest contemplated an enterprise value of $330 - $380 million. The indication of interest did not provide an implied purchase price per share, premium over the then-market price of MDLY Class A Common Stock, or equity value. The price per share did not include satisfaction of MDLY’s liabilities to the unit holders under the TRA. Payments in addition to the price per share to the unit holders on account of the TRA was to be negotiated.

On November 30, 2017, Bidder 7 submitted a preliminary, non-binding indication of interest for the acquisition of MDLY in an all cash transaction.  According to Bidder 7, the indication of indication of interest contemplated an enterprise value of $250 million. The indication of interest did not provide an implied purchase price per share, premium over the then-market price of MDLY Class A Common Stock, or equity value. The price per share did not include satisfaction of MDLY’s liabilities to the unit holders under the TRA, which would have survived the transaction. Payments in addition to the price per share would have been due to the unit holders under the terms of the TRA.

On December 3, 2017, Bidder 8 submitted a preliminary, non-binding indication of interest for the acquisition of MDLY in an all-cash transaction.  According to Bidder 8, the indication of interest contemplated a purchase price of $8.25 per share, a premium of 35% over the then 20-day volume weighted average price of MDLY Class A Common Stock, and an equity value of $242 million. The indication of interest did not provide an implied enterprise value. Bidder 8 did not specify treatment of the TRA.

On December 4, 2017, Bidder 9 submitted a preliminary, non-binding indication of interest for the acquisition of MDLY in an all-cash transaction.  According to Bidder 9, the indication of interest contemplated an enterprise value of $450 million and an equity value of $241.2 million. The indication of interest did not provide an implied purchase price per share or premium over the then-market price of MDLY Class A Common Stock. Bidder 9 assumed an “approximate liability of $145 million associated with obligations resulting from the TRA.”

On January 10, 2018, Party X submitted a revised, non-binding indication of interest for an acquisition of MDLY. The indication of interest indicated that (i) the purchaser would be a newly formed shell corporation, and (ii) Party X was continuing to review the optimal structure for the transaction, but indicated a strong preference for an asset purchase transaction that would leave certain assets and liabilities with MDLY. According to Party X, the indication of interest contemplated a purchase price of $244 million at $7.98 per share, and an enterprise value of $300 million. The indication of interest contemplated that the consideration would be paid through a combination of $138.3 million in cash from Bidder X (a unspecified portion of which would be borrowed), $60.7 million of assumed cash and cash equivalents from MDLY’s balance sheet, and $50 million of seller financing on terms to be determined. Bidder X further indicated that it anticipated that the TRA would be terminated at closing without the payment of consideration, and that the seller financing could be reduced in satisfaction of any indemnification obligations.

On February 5, 2018, Party X submitted a revised, non-binding indication of interest for an acquisition of substantially all of the assets used in the operation of MDLY. According to Party X, the indication of interest contemplated a purchase price of $313 million, subject to certain adjustments. The indication of interest contemplated that the purchase price would be paid through a combination of $151.3 million in cash (a portion of which would be borrowed), $45 million in a promissory note issued to MDLY, and the assumption of MDLY’s existing senior secured indebtedness. The indication of interest indicated that the TRA would not be assumed and that no consideration would be paid by Bidder X in connection with the TRA.

On February 9, 2018, Party X submitted a revised, non-binding indication of interest for an acquisition of substantially all of the assets used in the operation of MDLY. According to Party X, the indication of interest contemplated a purchase price of $313 million, subject to certain adjustments, plus the amount of net working capital as of the closing. The indication of interest contemplated that the purchase price (excluding net working capital) would be paid through a combination of $151.3 million in cash (a portion of which would be borrowed), $45 million in a promissory note issued to MDLY and payable by the acquisition subsidiary, and the assumption of MDLY’s existing senior secured indebtedness. The indication of interest stated that certain assets (estimated by Bidder X to equal approximately $47.7 million), as well as the tax receivable agreement, would be excluded from the transaction. In addition, the indication of interest indicated that Bidder X would not assume any liabilities of MDLY, other than MDLY’s existing senior indebtedness, MDLY’s lease, liabilities included within the definition of working capital and liabilities expressly agreed to by Bidder X. The terms of the seller financing were to be determined, but Bidder X indicated that it would be unsecured and subordinated to senior debt assumed by Bidder X, and the amount of the promissory note could be reduced in satisfaction of any indemnification obligations owed to Bidder X. Bidder X further indicated that it would not assume any liability under the TRA and that no consideration would be paid by Bidder X in connection with the TRA.

On March 15, 2018, Party X submitted a revised, non-binding update to its indication of interest for an acquisition of substantially all of the assets used in the operation of MDLY. According to Party X, the indication of interest contemplated a purchase price of $290 million, subject to certain adjustments, plus the amount of net working capital as of the closing. The indication of interest contemplated that the purchase price (excluding net working capital) would be paid through a combination of $128.3 million in cash (a portion of which would be borrowed), $45.3 million in the form of a promissory note issued to the Company by the acquisition subsidiary, and the assumption of MDLY’s existing senior secured indebtedness. The update identified certain subsidiaries that would not be acquired and certain additional conditions to closing, including SBA approval. The updated indication of interest also reflected Bidder X’s preference for a reverse termination fee in the event Bidder X could not obtain financing for the transaction.

On April 19, 2018, Party X submitted a revised, non-binding update to its indication of interest for an acquisition of substantially all of the assets used in the operation of MDLY. According to Party X, the indication of interest contemplated that the purchase price would be paid through a combination of $151.3 million in cash (a portion of which would be borrowed) and $30 million in a promissory note issued to the Company by the acquisition subsidiary, subject to certain adjustments, plus the acquisition of the net working capital of Medley LLC at $0.90 per $1.00 of net working capital. The updated indication of interest included a further potential adjustment relating to certain portfolio assets of MCC, a clarification of excluded assets and liabilities, and specifying certain conditions to closing. Although the parties engaged in further negotiations regarding the proposal, a significant number of items were unresolved, and Bidder X indicated that it was terminating discussions.

More than five months after the final bid deadline, MDLY received two unsolicited non-binding indications of interest. Neither party completed meaningful diligence, nor evidenced their financial capabilities to consummate a transaction. The details of the two non-binding indications of interest are as follows:

On June 22, 2018, Bidder 10 submitted a preliminary, non-binding indication of interest for an acquisition of 100% of the outstanding Class A and Class B Common Stock of MDLY and the outstanding limited liability company units of Medley LLC not owned by MDLY. According to Bidder 10, the indication of interest contemplated a purchase price of $5.00 per share, a premium of 47% over the then-market price of MDLY Class A Common Stock, and an equity value of $147 million. The indication of interest contemplated that the consideration would be paid in the form of (i) $106.6 million in cash to stockholders of MDLY and holders of limited liability company units of Medley LLC and (ii) payments in satisfaction of the tax receivable agreement between MDLY and Medley LLC and for certain consulting services with a net present value of $40.4 million. The indication of interest did not provide an implied an enterprise value. Bidder 10 did not specify treatment of the TRA.

On July 30, 2018, Party Y submitted a preliminary, non-binding indication of interest for the acquisition of MDLY in an all-cash transaction.  According to Party Y, the indication of indication of interest contemplated a purchase price of $256 million at $5.09 per share (net of debt and estimated cash balances), and a premium of 38% - 39% over the then-market price of MDLY Class A Common Stock. The indication of interest did not provide an implied enterprise value or equity value. Party Y did not specify treatment of the TRA.

Additional Detail Regarding MDLY Projections

The MDLY Projections in the Definitive Proxy Statement include forecasted revenue that is attributable to (i) MCC, (ii) SIC, and (iii) other MDLY advisory clients. The forecasted revenues attributable to other MDLY advisory clients include projections attributable to existing and new advisory clients. The existing advisory clients to which revenue is attributable include Institutional SMA and Long-Dated Funds, SMA9, Sierra Opportunity Fund (“SOF”), Sierra Total Return Fund (“STRF”), and Medley Credit Opportunity Fund. The new advisory clients to which revenue is attributable include Medley Tactical Opportunity Fund, Medley Senior Loan Strategy Fund, Sierra Commercial Real Estate Fund, and Sierra Real Estate Interval Fund. Below is the summary of MDLY’s projections included in the Definitive Proxy Statement:

($ in millions)	2018E	2019E	2020E	2021E

Revenue
Medley Capital Corporation	$13.7	$13.5	$13.5	$13.5
Sierra Income Corporation	19.8	20.3	21.1	22.5
Other	15.0	21.5	29.5	40.5
Base Management Fees	$48.5	$55.2	$64.1	$76.5

Note: Numbers in table above may not sum due to rounding.

Below is detail on what is included in the “Other” line item in the table above:

($ in millions)	2018E	2019E	2020E	2021E

Detail: Line Item “Other”
Existing Advisory Clients:
Institutional SMA and Long-Dated Funds	$13.3	$14.7	$17.3	$20.1
SMA 9	0.6	1.1	1.1	1.1
SOF/STRF	0.1	0.8	2.1	3.7
Medley Credit Opportunity Fund	0.9	2.2	3.1	4.1
Subtotal Existing Advisory Clients	$14.9	$18.8	$23.6	$29.0

New Advisory Clients:
Medley Tactical Opportunity Fund	$0.0	$1.6	$2.8	$4.4
Medley Senior Loan Strategy Fund	0.1	1.1	2.8	5.3
Sierra Commercial Real Estate Fund	0.0	0.0	0.0	0.3
Sierra Real Estate Interval Fund	0.0	0.0	0.3	1.6
Subtotal New Advisory Clients	$0.1	$2.7	$5.9	$11.5
Total: Line Item “Other”	$15.0	$21.5	$29.5	$40.5

Note: Numbers in table above may not sum due to rounding.

Medley Seed Funding I, Medley Seed Funding II, and Medley Seed Funding III LLC

Medley LLC’s only relationship with Fortress relates to the Joint Venture (as defined below) between Medley LLC and the Investors as described below. Fortress has no recourse against Medley LLC with respect to the Joint Venture or otherwise, other than certain redemption rights relating to each party’s interest in the Joint Venture.

As described in the Definitive Proxy Statement, Medley LLC holds 100% of the outstanding common interest, and DB MED Investor I LLC holds 100% of the outstanding preferred interest in each of Medley Seed Funding I LLC (“MSF I”) and Medley Seed Funding II LLC (“MSF II”). In addition, Medley LLC holds 100% of the outstanding common interest, and DB MED Investor II LLC holds 100% of the outstanding Preferred Interest in Medley Seed Funding III LLC (“MSF III”). DB MED Investor I LLC and DB MED Investor II LLC (collectively, the “Investors”) are indirectly owned and controlled by investment funds advised by Fortress Credit Advisors (“Fortress”) and/or its affiliates.

In that regard, on June 3, 2016, Medley LLC entered into a Master Investment Agreement (the “Master Agreement”) with the Investors to invest up to $50 million in new and existing Medley LLC managed funds; i.e. MSF I, MSF II, and MSF III (the “Joint Venture”). The terms of the Master Agreement were disclosed in a Form 8-K filed by MDLY on June 3, 2016, and in Medley LLC’s Registration Statement on Form S-1/A (File No. 333-212514) filed on July 28, 2016 (and filed as Exhibit 10.11 thereto).

Under the terms of the Master Agreement, Medley LLC agreed to invest up to $10 million in exchange for common equity interests in the Joint Venture, and the Investors agreed to invest up to $40 million in exchange for preferred equity interests in the Joint Venture. In addition, on account of the preferred equity interests, the Investors are entitled to receive an 8% preferred distribution, 15% of the Joint Venture’s profits, and up to 8% of the net advisory revenues from one of Medley LLC’s subsidiaries.

Specifically, the Joint Venture effectuated the formation of (i) MSF I for the purpose of acquiring common stock of MCC, (ii) MSF II for the purpose of acquiring common stock of STRF, and (iii) MSF III for the purpose of holding a certain equity interest in STRF Advisors LLC, an affiliate of Medley LLC that will be the sole investment advisor to STRF. Other than the interests described above, there is no loan or other obligations between Medley LLC (or any of its affiliates) and Fortress. Fortress has no recourse against Medley LLC with respect to the Joint Venture or otherwise, other than certain redemption rights relating to each party’s interest in the Joint Venture.

No Offer or Solicitation

The information in this communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information and Where to Find It

In connection with the proposed transactions, Sierra has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form N-14 that includes a joint proxy statement of Sierra, MCC, and MDLY and, with respect to Sierra, constitutes a prospectus (collectively, the “Joint Proxy Statement/Prospectus”) of Sierra, Medley Capital Corporation (“MCC”), and Medley Management Inc. (“MDLY”). The Joint Proxy Statement/Prospectus, as applicable, was first being mailed or otherwise delivered to stockholders of Sierra, MCC, and MDLY on or about December 21, 2018. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT SIERRA, MCC, AND MDLY, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and security holders can obtain the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Sierra, MCC, and MDLY, free of charge, from the SEC’s web site at www.sec.gov and from Sierra’s website (www.sierraincomecorp.com), MCC’s website (www.medleycapitalcorp.com), or MDLY’s website (www.mdly.com). Investors and security holders may also obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC from Sierra, MCC, or MDLY by contacting Sam Anderson, Medley’s Investor Relations contact, at 212-759-0777.

Participants in the Solicitation

Sierra, MCC, and MDLY and their respective directors, executive officers, other members of their management, employees and other persons may be deemed to be participants in the solicitation of proxies in connection with the proposed transactions. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Sierra, MCC, and MDLY stockholders in connection with the proposed transactions is set forth in the Joint Proxy Statement/Prospectus filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Joint Proxy Statement/Prospectus and in other relevant materials that may be filed with the SEC. These documents may be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements, including statements regarding the proposed transactions. Such forward-looking statements reflect current views with respect to future events and financial performance, and each of Sierra, MCC and MDLY may make related oral forward-looking statements on or following the date hereof. Statements that include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this material or similar oral statements for purposes of the U.S. federal securities laws or otherwise. Because forward-looking statements, such as the date that the parties expect the proposed transactions to be completed and the expectation that the proposed transactions will provide sustainable and increased profits, greater likelihood of dividend growth, lower cost of capital and improved liquidity for Sierra, MCC, and MDLY stockholders and will be accretive to net investment income for both Sierra and MCC, include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in each of Sierra’s, MCC’s and MDLY’s filings with the SEC, and (i) the satisfaction or waiver of closing conditions relating to the proposed transactions described herein, including, but not limited to, the requisite approvals of the stockholders of each of Sierra, MCC, and MDLY, Sierra successfully taking all actions reasonably required with respect to certain outstanding indebtedness of MCC and MDLY to prevent any material adverse effect relating thereto, certain required approvals of the SEC and the Small Business Administration, the necessary consents of certain third-party advisory clients of MDLY, and any applicable waiting period (and any extension thereof) applicable to the transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, (ii) the parties’ ability to successfully consummate the proposed transactions, and the timing thereof, and (iii) the possibility that competing offers or acquisition proposals related to the proposed transactions will be made and, if made, could be successful. Additional risks and uncertainties specific to Sierra, MCC and MDLY include, but are not limited to, (i) the costs and expenses that Sierra, MCC and MDLY have, and may incur, in connection with the proposed transactions (whether or not they are consummated), (ii) the impact that any litigation relating to the proposed transactions may have on any of Sierra, MCC and MDLY, (iii) that projections with respect to dividends may prove to be incorrect, (iv) Sierra’s ability to invest our portfolio of cash in a timely manner following the closing of the proposed transactions, (v) the market performance of the combined portfolio, (vi) the ability of portfolio companies to pay interest and principal in the future; (vii) the ability of MDLY to grow its fee earning assets under management; (viii) whether Sierra, as the surviving company, will trade with more volume and perform better than MCC and MDLY prior to the proposed transactions; and (ix) negative effects of entering into the proposed transactions on the trading volume and market price of the MCC’s or MDLY’s common stock. There can be no assurance of the level of any dividends to be paid, if any, following consummation of the merger.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that included in each of Sierra’s MCC’s and MDLY’s filings with the SEC, including the Joint Proxy Statement/Prospectus relating to the proposed transactions, and in the “Risk Factors” sections of each of Sierra’s, MCC’s and MDLY’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The forward- looking statements in this communication represent Sierra’s, MCC’s and MDLY’s views as of the date of hereof. Sierra, MCC and MDLY anticipate that subsequent events and developments will cause their views to change. However, while they may elect to update these forward-looking statements at some point in the future, none of Sierra, MCC or MDLY have the current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing Sierra’s, MCC’s or MDLY’s views as of any date subsequent to the date of this material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDLEY MANAGEMENT INC.

Date: February 5, 2019	By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto
	Title:	Chief Financial Officer